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                                                                    EXHIBIT 99.1


     Lynda Dorf/Robin Weitz/Jennifer Frederick
     B|W|R Public Relations for Stan Lee Media
     (310) 248-6105 / 248-6107 / 248-6160
     ldorf@bwr-la.com / rweitz@bwr-la.com / jfrederick@bwr-la.com
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     Stan Lee Media Secures Financing

LOS ANGELES, November 30, 2000 - Stan Lee Media, Inc. (NASDAQ:SLEE) announced today that it had executed definitive agreements for bridge financing of up to $2.2 million and reached an agreement in principal relating to an equity line of up to $40 million. Under the terms of the proposed equity line, the company would have a commitment by an investor or multiple investors to acquire shares on pre-negotiated terms from time to time based upon the overall volume and price of the company's stock trading in the marketplace.

"We believe that the equity line will help to put the company on strong financial footing for some time by allowing the company to draw down additional financing on an as needed basis. Despite the recent downturn in our stock price, the fundamentals of the company remain unchanged and we will continue to pursue our strategy of developing and creating branded entertainment properties for all media," stated Ken Williams, president and chief executive officer of the company.

The company indicated that the bridge financing took the form of a convertible note facility of which an initial traunch of $1.0 million was drawn today. The equity line would be available following the negotiation and execution of definitive documentation, fulfillment of the conditions contained in those agreements, and compliance with legal requirements including compliance with the rules and regulations of the Securities and Exchange Commission, the filing and declaration of effectiveness by the SEC of the registration statement to be filed with respect to the issuance of the shares in connection with the equity line.

Stan Lee Media, Inc. (NASDAQ: SLEE) is a digital entertainment studio founded under the direction of pop-culture icon Stan Lee, co-creator of such classic characters as Spider-Man(TM), the Incredible Hulk(TM) and the X-Men(TM).
Original Stan Lee entertainment properties, as well as co-branded and acquired properties, including Stan Lee Presents Conan the Barbarian and Stan Lee
Presents Gene Roddenberry's Starship, are exploited domestically and internationally, in association with strategic partnerships in Latin America, Asia and Europe, with partners
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including Fox Kids Latin America and Venture Soft of Japan. The Company
monetizes this intellectual property through merchandising and through licensing in a broad array of media including television, motion pictures, music, commercials, endorsements and theme park attractions. The company's website, www.stanlee.net, is a premier destination for animation, interactive games,
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community, commerce and other "sticky" content and was recognized in 2000 with the prestigious "Best of Show" and "Best Entertainment Site" WebAwards, presented by the Web Marketing Association. In addition, Animation Magazine has
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recognized Stan Lee Media's 7th Portal and Backstreet Project as two of the "Top
15 Webisode Series" of 2000.

Stan Lee Media has acquired all rights to the internationally recognized character, Conan the Barbarian and has licensed the film rights to Warner Brothers Pictures for a major motion picture to be produced by the Matrix's(TM) Wachowski Brothers. SLM has partnered with international singing sensation the Backstreet Boys (www.backstreetproject.com) to create and co-own an animated
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superhero franchise based on the band (the supporting co-promotion by Burger
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King was among the largest to support an Internet entertainment property).  Stan
Lee Media is currently producing three other animated web series, Accuser (currently seen on www.stanlee.net), The Drifter (scheduled to debut on
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www.scifi.com in first quarter, 2001) and 7/th/ Portal, currently being co-
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developed as a major live-action motion picture with Men in Black's(TM)
producer, Mark Canton, and as a 3D ride attraction to debut in March, 2001 in Paramount Parks' five theme parks, and distributed globally through Iwerks Entertainment.

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This release contains statements that constitute "forward-looking statements"
within the meaning of Section 21E of the Exchange Act and Section 27A of the Securities Act, including those statements relating to the ability of Stan Lee Media to successfully complete and successfully draw down upon the equity line. The stockholders of Stan Lee Media are cautioned not to put undue reliance on such forward-looking statements. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual results may differ materially from those projected in this release resulting from the following reasons (among others): the execution and delivery of a binding agreement with respect to the equity line, the declaration of effectiveness by the Securities and Exchange Commission of the registration statement to be filed with respect to the shares of common stock to be issued under the equity line , the ability to locate appropriate distribution partners, the timing of sales and deliveries under existing contracts, general economic conditions, costs of sales and the ability of the company to maintain pricing levels necessary to maintain gross profit margins, the level of selling, general and administrative costs, the performance by the company under existing purchase contracts and the ability to obtain new contracts, the success of the company's strategy, and the effects of competition. In addition, the company's shareholders are urged to carefully review the risk factors discussed in the documents the company files from time to time with the Securities and Exchange Commission.